Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with EVgo’s unaudited condensed consolidated financial statements and related notes thereto as well as the unaudited pro forma condensed combined financial information as of and for the six months ended June 30, 2021 and 2020 and for the year ended December 31, 2020, in each case, included elsewhere in this amendment to our current report on Form 8-K, which was originally filed with the SEC on July 8, 2021 (as originally filed, the “Super 8-K” and as amended hereby, the “Amended Super 8-K”). In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties, and assumptions that could cause EVgo’s actual results to differ materially from management’s expectations due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” incorporated by reference into the Super 8-K. Factors which could cause such differences are discussed herein. Unless the context otherwise requires, all references in this section to “EVgo” for any period on or before January 15, 2020 refer to “EVgo Services” as the predecessor company, and its consolidated subsidiaries, and for any period after January 15, 2020 refer to the Company as the successor company, and its consolidated subsidiaries.

Overview

EVgo owns and operates the nation’s largest public DC fast-charging network for EVs by number of locations and is the first EV charging network in the United States powered by 100% renewable electricity. EVgo seeks to locate its charging infrastructure in high traffic, high density, urban, suburban and exurban locations to provide EV drivers of all types with easy access to convenient, reliable high-speed charging. EVgo’s network is currently capable of natively charging (i.e., charging without an adaptor) all EV models and charging standards currently available in the U.S., and serves a wide variety of private retail and commercial customers. Founded in 2010, EVgo has been a leader and innovator in the EV charging space and is well-positioned to continue to capitalize on its sustainable first-mover and first-learner advantages as EV adoption accelerates. To take advantage of the expected rapid growth in North American EVs on the road, EVgo is rapidly expanding its network of owned charging stations, prioritizing development of locations with favorable traffic and utilization characteristics.

EVgo’s primary business is the provision of EV charging services to individual EV drivers, commercial customers, and fleet owners through its owned infrastructure. As the owner of charging infrastructure, EVgo also monetizes regulatory credits generated by its charging activities. EVgo partners with a wide range of automotive OEMs, transportation network companies (“TNCs”), rideshare operators and other channel partners to build chargers in locations important to those partners, acquire EV customers and provide charging services to EV owners and drivers. Additionally, EVgo develops and deploys fleet-charging solutions for light-, medium-, and heavy-duty EV fleets, in which it may retain ownership of the charging infrastructure in exchange for contractual or guaranteed payment streams. EVgo is currently piloting and expects to offer its charging as a service (“ChaaS”) solution and additional cloud-based, value-added services to drivers and partners to enhance the customer experience by layering EVgo’s proprietary technology functionality on top of its charging network. These include smart reservations, loyalty and microtargeted advertisement programs, seamless entry to parking garage pay gates, shopping coupons and Autocharge, a technology that allows registered customers to use their vehicles as identification and authorization for fast-charging, thus bypassing the need for separate payment.

EVgo undertakes and manages the siting, development and installation of the charging stations, operates and maintains the stations for use by EV drivers, and typically retains ownership of the chargers. EVgo uses software-enabled functionality of its network to provide remote monitoring and management of the charging stations, to manage all aspects of vehicle charging, backend operations and payment processing, and to convey real-time information on station location, status, charging equipment availability and pricing to EV drivers and partners. EVgo designs its network of fast charging stations to continue to scale with rapid electrification of transportation and meet all major customer use cases and requirements expected in its served markets.

EVgo has established commercial relationships with automotive OEMs such as GM, Tesla, Nissan and BMW; rideshare and other fleets such as Uber and Lyft; site hosts such as Whole Foods, Safeway and Kroger; state governments including California, Virginia, Pennsylvania and Washington; and a wide range of electric utilities. EVgo believes these commercial relationships will facilitate EVgo’s long-term growth at or above the unprecedented rate of growth of the EV market generally over the next several years.

EVgo has multiple channels through which it earns revenue. EVgo’s principal revenue stream is from the provision of charging services for EVs of all types on EVgo’s network. In addition, a variety of business-to-business commercial relationships provide EVgo with revenue or cash payments based on commitments to build new infrastructure, provide guaranteed access to charging, and offer marketing, data and software-driven services. EVgo also earns revenue from the sale of regulatory credits generated through sales of electricity and its operation and ownership of its DCFC network. This combination of revenue streams can drive long-term margin expansion and customer retention.

Specifically, revenue is earned through the following streams:

●	Charging revenue, retail: EVgo sells electricity directly to drivers who access EVgo’s publicly available networked chargers. Various pricing plans exist for customers, and drivers have the choice to charge as members (with monthly fees and reduced per minute pricing), through a subscription service or as non-members. Drivers locate the chargers through EVgo’s mobile application, their vehicle’s in-dash navigation system or third-party databases that license charger-location information from EVgo. Additionally, EVgo has established interoperability and roaming agreements with other charging networks allowing EVgo customers to charge seamlessly at non-EVgo stations and allowing non-EVgo customers to utilize EVgo chargers. EVgo believes roaming agreements are an effective avenue to acquire customers, enhance customer experience and accelerate EV adoption. Over the last twelve months, EVgo has experienced net inbound traffic via its roaming partners, with inbound revenues outpacing outbound revenues by approximately four times. EVgo installs its chargers in parking spaces owned or leased by commercial or public-entity site hosts that desire to provide EV charging services at their respective location. Commercial site hosts include retail centers, offices, medical complexes, airports and convenience stores. EVgo believes its offerings are well aligned with the goals of site hosts, as many commercial businesses increasingly view EV-charging capabilities as essential to attract tenants, employees, customers and visitors, and achieve sustainability goals. Site hosts are generally able to obtain these benefits at no cost when partnering with EVgo, as EVgo is responsible for the installation and operation of chargers located on site hosts’ properties.
●	Charging revenue, OEM: EVgo is a leader in OEM charging programs and has pioneered innovative revenue models to meet a wide variety of OEM objectives related to the availability of charging infrastructure and the provision of charging services for EV drivers. EVgo contracts directly with OEMs to provide charging services to drivers who have purchased or leased such OEMs’ EVs and who access EVgo’s public charger network, to expand EVgo’s network of owned DCFCs and to provide other related services. Other related services currently provided to OEMs by EVgo include data services and digital application services. EVgo views its OEM relationships as a core customer acquisition channel.
●	Charging revenue, commercial: High volume fleet customers, such as TNCs or delivery services, can access EVgo’s charging infrastructure through the EVgo public network. Pricing for charging services is negotiated directly between EVgo and the fleet owner based on the business needs and usage patterns of the fleet. Typically in these arrangements EVgo contracts with, and bills, the fleet owner directly rather than individual fleet drivers utilizing EVgo chargers. Access to EVgo’s public network allows fleet and rideshare operators to support mass adoption of transportation electrification and achieve sustainability goals without needing to directly invest capital in charging infrastructure or incur operating costs associated with charging equipment.

In addition to offering access to its public network, EVgo offers dedicated charging solutions to fleets. As part of this offering, EVgo typically builds, owns, and operates charging infrastructure for the exclusive use of a dedicated customer and is currently piloting flexible ownership models, such as its ChaaS offering. EVgo’s dedicated and ChaaS offerings provide a value proposition for fleets who might otherwise feel compelled to procure, install and manage their own EVSE. EVgo offers a variety of pricing models for its dedicated charging solutions, including a mix of volumetric commitments and variable and fixed payments to EVgo for provision of its services. ChaaS and dedicated charging allow for tailored fleet charging solutions without requiring fleets to directly incur capital expenditures or operating and management costs related to charging EVs. Together, EVgo’s dedicated charging solutions and public fleet charging services provide fleets with a more robust and flexible charging solution.

●	Network revenue, OEM.: Revenue related to contracts that have significant charger infrastructure build programs, which represent set-up costs under ASC 606. Proceeds from these contracts are allocated to performance obligations including marketing activities, memberships, reservations and the expiration of unused charging credits. Marketing activities are recognized at a point in time as the services are performed and measurement is based on amounts spent. For memberships and reservations, revenue is recognized over time and measured based on the charging activity of subscriber members at each measurement period. Any unused charging credits are recognized as breakage using the proportional method or, for programs where there is not enough information to determine the pattern of rights exercised by the customer, the remote method.
●	Ancillary revenue: Historically, ancillary revenue has consisted primarily of maintenance services and development and project management revenue, including EVSE installation, networking and operations. EVgo also provides data-driven and technology-driven services to its retail, OEM, fleet, government, and site hosts to best meet their needs. These offerings currently include customization of digital applications and charging data integration. EVgo is currently piloting micro-targeted advertising services, smart charging reservations, loyalty programs, and access to chargers behind parking lot pay gates. EVgo believes the ability to layer ancillary revenue streams on core charging revenues differentiates EVgo and enhances brand loyalty from customers and partners.
●	Regulatory credit sales: As a charging station owner and operator, EVgo earns regulatory credits, such as Low Carbon Fuel Standard (“LCFS”) and other regulatory credits, in states where such programs are enacted — Fast Charging Infrastructure (“FCI”) in California and Clean Fuel Standards in Oregon. These credits are generated through charging station operations based on kWh of charging electricity sold. EVgo earns additional revenue through the sale of these credits to buyers obligated to purchase the credits to comply with the program mandates.

Recent Developments

COVID-19 Outbreak

The global outbreak of COVID-19 has resulted in the implementation of numerous actions taken by governments, governmental agencies, multilateral organizations and other entities in an attempt to mitigate the spread of the virus. These measures have resulted in a significant reduction in worldwide economic activity and extreme volatility in the global financial markets which have affected new car sales, including EVs, and significantly reduced people’s mobility, and the accompanying demand for charging services. EVgo experienced a significant decline in monthly GWh throughput beginning in March 2020. Between March and July 2020, EVgo deactivated chargers due to decreased usage as a result of COVID-19, experiencing downtime when host sites were closed. As economic activity has resumed and new EV sales have increased, charging revenue for the three months ended June 30, 2021 was higher than the last pre-COVID quarter, the three months ended December 31, 2019, by 11%.

The COVID-19 pandemic also impacted EVgo’s operations through construction delays and supply chain and shipping constraints. EVgo delayed operational dates of over 400 chargers by six to nine months due to delays in various stages of site planning and construction caused by COVID-19. When governments and businesses shut down in response to shelter in place orders and other similar actions by state and local governments, permitting, inspection and other city and municipal services were suspended or otherwise impacted, and EVgo had reduced access to host sites for construction and on-site survey and design. EVgo also experienced delays in its site host negotiations as hosts devoted more time to day-to-day operations and employee health and safety. In addition, EVgo experienced delays in equipment fulfillment and other logistics related to reduced operational capacity of warehouses and shipping vessel backlogs, which has caused additional delays in early 2021. Finally, for some contractual commitments, EVgo is required to adhere to a construction schedule over specific timeframes. Those timelines were impacted due to delays associated with COVID 19, and it is possible that the ongoing pandemic could continue to impact these timelines in the future.

As part of the modified business practices in response to COVID-19, the incremental costs encompassed mainly the purchase of personal protective equipment, a subscription to Go Evo, a COVID-19 employee screening app, and COVID-19 testing expenses, which in total were not material.

How COVID-19 will affect EVgo’s future business results is unclear. While the disruption is expected to be temporary, there is considerable uncertainty around the duration and magnitude of this disruption. The Company expects continued significant, negative impacts to its financial position, results of operations and cash flows in 2021 and beyond as charging revenue and regulatory credit sales are expected to decrease significantly due to the disruption. Development and commissioning lead times are expected to be extended as a result of the lockdowns and other measures taken by the state and local governments to mitigate the spread of COVID 19. The extent of the financial impact and duration cannot be reasonably estimated at this time.

Business Combination

On January 21, 2021, the EVgo Parties entered into the Business Combination Agreement with CRIS and SPAC Sub, pursuant to which the parties underwent a series of transactions to consummate the Business Combination on July 1, 2021. Following the Business Combination, CRIS was renamed “EVgo Inc.” The Business Combination was accounted for as a reverse recapitalization. EVgo was deemed the accounting predecessor and the combined entity was the successor registrant, meaning that EVgo’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, CRIS was treated as the acquired company for financial statement reporting purposes.

Recargo Acquisition

On July 9, 2021, a subsidiary of EVgo acquired Recargo, Inc. (“Recargo”) from an affiliate of innogy SE, a European electric utility company based in Germany, for $25 million in cash, including repayment of $3.0 million of indebtedness, pursuant to the Stock Purchase Agreement, dated July 9, 2021, by and among innogy e-Mobility US LLC, innogy SE solely in its capacity as guarantor, and EVgo Recargo HoldCo LLC (the “SPA”). Recargo is an EV, cloud-based data solution provider formed in 2009 and focused on EV app development, market research, data licensing, reporting and advertising.

Key Components of Results of Operations

Revenue

EVgo’s revenues are generated across various business lines. The majority of EVgo’s revenue is generated from the sale of charging services, which are comprised of retail, OEM and commercial business lines. In addition, EVgo generates ancillary revenues through the sale of data services, consumer retail services and the development and project management of third-party owned charging sites. EVgo also offers network services to OEM customers, including memberships and marketing. Finally, as a result of owning and operating the EV charging stations, EVgo earns regulatory credits such as LCFS credits which are sold to generate additional revenue.

Revenue from related parties

Historical revenue from related parties consists primarily of revenue received from the Nissan Agreement for the period in which Nissan was a minority owner of EVgo. EVgo provided, and continues to provide, several service offerings under the Nissan contracts, including charging and ancillary services. As of January 16, 2020, the date LS Power completed its acquisition of EVgo, Nissan is no longer a related party. In addition, during 2020, EVgo entered into various agreements with an affiliate of LS Power for the purchase and sale of California LCFS credits at prevailing market prices.

Cost of sales

Cost of sales consists primarily of energy usage fees, depreciation and amortization expenses, site operating and maintenance expenses, customer service and network charges, warranty and repair services, and site lease and rental expense associated with charging equipment.

Gross profit (loss) and gross margin

Gross profit (loss) consists of EVgo’s revenue less its cost of sales. Gross margin is gross profit (loss) as a percentage of revenue.

General and administrative expenses

General and administrative expenses primarily consist of payroll and related personnel expenses, IT and office services, office rent expense and professional services. EVgo expects its general and administrative expenses to increase in absolute dollars as it continues to grow its business but to decrease over time as a percentage of revenue. EVgo also expects to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations and other professional services.

Transaction bonus

Transaction bonus consists of expenses related to the contingent transaction bonus awarded to certain eligible employees in connection with LS Power’s acquisition of EVgo on January 16, 2020 (the “LS Power Acquisition Date”).

Depreciation, amortization and accretion

Depreciation, amortization and accretion consists of depreciation related to EVgo’s property and equipment not associated with charging equipment, and, therefore, not included in the depreciation and amortization expenses recorded in cost of sales. This includes amortization of EVgo’s intangible assets, accretion related to EVgo’s asset retirement obligations, and amortization of EVgo’s capital build liabilities.

Operating loss and operating margin

Operating loss consists of EVgo’s gross loss less general and administrative expenses, transaction bonus expense, and depreciation, amortization, and accretion. Operating margin is operating loss as a percentage of revenue.

Interest expense, related party

Interest expense, related party consists primarily of interest due under the Secured Grid Demand Promissory Note, dated January 16, 2020, by and between the Company and EVgo Holdings, LLC (the “LS Power Note”). As of June 30, 2021, $59.6 million was outstanding under the Demand Note, which includes $1.9 million of accrued interest expense. Pursuant to the terms of the Business Combination Agreement, the LS Power Note was cancelled immediately prior to the closing of the Business Combination and deemed to be an equity contribution to the Company.

Other income, related party

Other income, related party consisted of income received under agreements with NRG Energy, Inc. (“NRG”) and Nissan. On June 16, 2017, EVgo entered into a Master EV Services Agreement (the “NRG Agreement”) with NRG to install and operate a network of EV charging stations on behalf of NRG. NRG compensated EVgo for costs incurred for operating the charging network. In addition, on March 29, 2016, EVgo entered into a Program Services Agreement (the “NEDO Agreement”) with Nissan to install and operate a number of chargers on behalf of Nissan. Nissan compensated EVgo for costs incurred for operating the charging network. Under both agreements, the cost of the chargers was included in property and equipment and the related capital build liability for each agreement is included as a long-term liability on the balance sheet. Subsequent to the LS Power Acquisition Date, income received under the NRG and Nissan agreements are disclosed as other income, net.

Other income, net

Other income, net, consists primarily of income received under agreements with NRG and Nissan subsequent to the LS Power Acquisition Date as well as unrealized gains on marketable securities.

Net loss

Net loss consists of EVgo’s operating loss and interest expense – related party less other income – related party and other income, net.

Key Performance Indicators

EVgo management uses several performance metrics to manage the business and evaluate financial and operating performance. EVgo considers the following indicators to be of critical importance:

Network throughput

Network throughput represents the total amount of kWh that was consumed by EVs using chargers and charging stations on EVgo’s network. EVgo typically monitors kWh sales by business line, customer, and customer class. EVgo believes monitoring of component trends and contributions is the appropriate way to monitor and measure business-related health.

Number of DC stalls on EVgo’s network

Number of DC stalls represents the total number of DC stalls that EVgo has operational on its network. One stall can charge one vehicle at a time. There are certain configurations of EVgo sites where one DC charger is capable of charging one vehicle at a time, all chargers at such a site will be counted as one stall per one charger. There are certain configurations of EVgo sites where one DC charger is capable of charging two vehicles simultaneously; all chargers at such a site would be counted as two stalls per one charger.

The following table represented network throughput and number of DC stalls on EVgo’s network:

		Combined
		Successor
		And
	Successor	Predecessor
	June 30,	June 30,
	2021	2020
Network throughput (GWh) for the three months ended	6.1	2.7
Network throughput (GWh) for the six months ended	10.2	7.5

Number of DC stalls on EVgo network	1,548	1,376

Factors Affecting EVgo’s Operating Results

EVgo believes its performance and future success depend on several factors, including those discussed below:

●	EV Sales. EVgo’s revenue growth is directly tied to the adoption and continued acceptance and usage of passenger and commercial EVs sold, which it believes drives the demand for electricity, charging infrastructure and charging services. The market for EVs is still rapidly evolving and although demand for EVs has grown in recent years, there is no guarantee of such future demand. Factors impacting the adoption of EVs include perceptions about EV features, quality, safety, performance and cost; perceptions about the limited range over which EVs may be driven on a single battery charge; availability of services for EVs; consumers’ perception about the convenience, speed and cost of EV charging; volatility in the price of gasoline and diesel; EV supply chain disruptions including availability of certain components (e.g. semiconductors), ability of EV OEMs to ramp-up EV production, availability of batteries, and battery materials; availability, cost and desirability of other alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy gasoline and diesel-powered vehicles; and increases in fuel efficiency. In addition, macroeconomic factors could impact demand for EVs, particularly since EVs can be more expensive than traditional gasoline-powered vehicles. If the market for EVs does not develop as expected or if there is any slowdown or delay in overall adoption of EVs, EVgo’s operating results may be adversely affected.
●	EV drivers’ usage pattern. EVgo’s revenues are driven by EV drivers’ driving and charging behaviors. The EV market is still developing and current behavioral patterns may not be representative of future behaviors. Key behavioral shifts may include: annual vehicle miles traveled, preferences for urban, suburban or exurban locations, preferences for public or private fast charging, preference for home or workplace charging, demand from rideshare or urban delivery services, and the emergence of autonomous vehicles, micromobility and mobility as-a-service platforms requiring EV charging services.
●	Electrification of fleets. EVgo expects meaningful revenue contribution from light-, medium-, and heavy-duty fleet charging as commercial and government fleet owners accelerate electrification initiatives. EVgo faces competition in the fleet segment, including from certain fleet customers who may opt to install and own the charging equipment on their property, but believes its unique set of offerings to fleets and existing charging network positions EVgo advantageously to win business from fleets. Fleet owners are generally more sensitive to the total cost of ownership (“TCO”) than private-vehicle owners. As such, electrification of vehicle fleets may occur more slowly or more rapidly than we expect based on the cost to purchase, operate and maintain EVs and the general availability of such vehicles relative to those of legacy ICE vehicles. EVgo’s, and other competitors’, ability to offer competitive charging services and value-added ancillary services may impact the cadence at which fleets electrify and impact EVgo’s ability to capture market share in fleets. Additionally, federal, state and local government support and regulations directed at fleets (or lack thereof) may accelerate or delay fleet electrification and increase or reduce EVgo’s business opportunity. We are currently monitoring several key rules that may encourage fleet electrification including California’s Advanced Clean Truck Rule and the implementation of California’s Clean Miles Standard as well as similar proposals in other zero emission vehicle states.
●	Competition. The EV charging industry is increasingly competitive. The principal factors on which industry participants compete include charger count, locations and accessibility; charger connectivity to EVs and ability to charge all standards; speed of charging relative to expected vehicle dwell times at the location; DCFC network reliability, scale and local density; software-enabled services offering and overall customer experience; operator brand, track record and reputation; and access to equipment vendors, service providers and policy incentives, and pricing. Existing competitors may expand their product offerings and sales strategies, new competitors may enter the market and certain fleet customers may choose to install and operate their own charging infrastructure. If EVgo’s market share decreases due to increased competition, its revenue and ability to generate profits in the future may be impacted.
●	Regulatory environment. EVgo is subject to federal, state and local regulations including consumer laws and regulations, tax laws and regulations, consumer privacy laws and regulations, engineering and civil and electrical construction laws and regulations. EVgo’s current business plan assumes no material change in these laws and regulations. In the event any such change occurs, compliance with new laws and regulations might significantly affect EVgo operations and cost of doing business.
●	Government mandates, incentives and programs. The U.S. federal government, some state and local governments, and certain utilities provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits, grants and other financial incentives. The EV market relies on these governmental rebates, tax credits, and other financial incentives to significantly lower the effective price of EVs and EV charging stations. However, these incentives may expire on specified dates, end when the allocated funding is no longer available, or be reduced or terminated as a matter of regulatory or legislative policy. In particular, the credits under Section 30C of the Code, and state, local and utility funding allocations may sunset or become fully utilized without renewal. There can be no assurance that any of these programs, including credits under Section 30C will have sufficient availability or be extended, or if extended, will not be otherwise reduced. Any reduction in rebates, tax credits, grants or other financial incentives, including the credits under Section 30C of the Code, could negatively affect the EV market and adversely impact EVgo’s business operations and expansion potential. In addition, there is no assurance EVgo will have the necessary tax attributes to utilize any such credits and may not be able to monetize them given the nascent state of the market for such credits or be able to monetize such credits on favorable terms. New tariffs and policies that could incentivize overbuilding of infrastructure may also have a negative impact on the economics of EVgo’s stations. Furthermore, future tariffs and policy incentives may favor equipment manufactured or assembled at American factories, which may put EVgo’s fast charging equipment vendors at a competitive disadvantage, including by increasing the cost or delaying the availability of charging equipment, by challenging or eliminating EVgo’s ability to apply or qualify for grants and other government incentives, or by disqualifying EVgo from the ability to compete for certain charging infrastructure buildout solicitations and programs, including those initiated by federal government agencies.
●	Technology Risks. EVgo relies on numerous internally developed and externally sourced hardware and software technologies to operate its network and generate earnings. EVgo engages a variety of third-party vendors for non-proprietary hardware and software components. The ability of EVgo to continue to integrate its technology stack with technological advances in the wider EV ecosystem including EV model characteristics, charging standards, charging hardware, software and battery chemistries will determine EVgo’s sustained competitiveness in offering charging services. There is a risk that some or all of the components of the EV technology ecosystem become obsolete and EVgo will be required to make significant investment to continue to effectively operate its business. We believe EVgo’s “build, own and operate” model is well-positioned to enable EVgo to remain technology-, vendor- and OEM-agnostic over time and allow EVgo to remain competitive regardless of long-term technological shifts in EVs, batteries or modes of charging.
●	Sale of regulatory credits. EVgo derives revenue from selling regulatory credits earned for participating in low carbon fuel standard programs, or other similar carbon or emissions trading schemes, in various states and jurisdictions in the United States. EVgo currently sells these credits at market prices. These credits are exposed to various market and supply and demand dynamics which can drive price volatility and are difficult to predict. Price fluctuations in credits may have a material effect on future earnings. The availability of such credits depends on continued governmental support for these programs. If these programs are modified, reduced or eliminated, EVgo’s ability to generate this revenue would be adversely impacted. In addition to current programs, EVgo’s management is currently monitoring proposed programs in Colorado, New York, Massachusetts, Washington, New Mexico and several other states, along with a potential federal program, as potential future revenue streams.

Results of Operations

EVgo accounted for its acquisition by LS Power as a business combination under Business Combinations (“ASC 805”). Pursuant to ASC 805, EVgo elected to apply pushdown accounting. Under this method, the purchase price is allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Any excess of the amount paid over the estimated fair values of the identifiable net assets acquired is allocated to goodwill. Refer to Note 3 of the notes to consolidated financial statements as of and for the years ended December 31, 2020 for EVgo, included in the Company’s definitive proxy statement filed with the SEC on May 27, 2021 (“Proxy Statement”) and incorporated by reference in the Super 8-K, for additional information. As a result of the acquisition, EVgo’s consolidated financial statements for the period from and after January 16, 2020 are presented on a different basis than that for the periods before January 16, 2020 due to the application of purchase accounting as of acquisition date and, therefore, are not comparable.

The acquisition resulted in the following principal impacts for the period subsequent to the acquisition date:

●	Increased depreciation, amortization, and accretion expense resulting from recording of tangible and intangible assets at fair value;
●	Increased interest expense resulting from entering into the LS Power Note with LS Power in conjunction with the close of the Business Combination; and
●	Increased stock-based compensation expense resulting from the share-based compensation plan formed in accordance with the terms of the acquisition agreement.

EVgo believes reviewing its operating results for the three- and six-month periods ended June 30, 2020 by combining results of the 2020 predecessor period and 2020 successor period is more useful in discussing overall operating performance when compared to the 2021 successor period. Results presented separately for the predecessor period and successor period are included within the financial statements included elsewhere in this Amended Super 8-K.

Three Months Ended June 30, 2021 and 2020

The tables below presents EVgo’s results of operations and revenue for the three months ended June 30, 2021 and 2020:

		Combined
		Successor
		and
	Successor	Predecessor

	Three months ended June 30		Change
	2021	2020	$	%

	(dollars in thousands)
Revenue	$4,783	$2,957	$1,826	62%
Cost of sales	7,549	5,916	1,633	28%
Gross loss	(2,765)	(2,959)	194	7%
General and administrative	12,247	6,796	5,451	80%
Depreciation, amortization, and accretion	2,545	2,451	94	4%
Operating loss	(17,557)	(12,206)	(5,351)	(44)%
Interest expense, related party	1,039	280	759	271%
Interest income	(1)	0	(1)
Other income, net	(174)	(2,080)	1,906	92%
Net loss	$(18,421)	$(10,406)	$(8,015)	(77)%

Gross margin	(57.8)%	(100.1)%
Operating margin	(367.1)%	(412.8)%
Network throughput (GWh)	6.1	2.7
Number of DC stalls	1,548	1,376

		Combined
		Successor
		and
	Successor	Predecessor

	Three months ended June 30,		Change
	2021	2020	$	%

	(dollars in thousands)
Revenue
Charging revenue, retail	$2,499	$959	$1,540	161%
Charging revenue, OEM	150	378	(228)	(60)%
Charging revenue, commercial	546	313	233	74%
Network revenue, OEM	275	144	131	91%
Ancillary revenue	639	222	417	188%
Regulatory credit sales	675	940	(265)	(28)%
Total revenue	$4,783	$2,957	$1,826	62%

Charging revenue, retail

Charging revenue, retail, for the three months ended June 30, 2021 increased $1.5 million, or 161%, to $2.5 million compared to $1.0 million for the three months ended June 30, 2020. Period-over-period growth was due to an overall increase in usage and subscription fees driven primarily by a growing number of customers and increased charging volume as well as the ongoing recovery from COVID-19.

Charging revenue, OEM

Charging revenue, OEM, for the three months ended June 30, 2021 decreased $0.2 million, or 60%, to $0.2 million compared to $0.4 million for the three months ended June 30, 2020. The decrease was primarily driven by the end of one of our OEM programs.

Charging revenue, commercial

Charging revenue, commercial, for the three months ended June 30, 2021 increased $0.2 million, or 74%, to $0.5 million compared to $0.3 million for the three months ended June 30, 2020. The increase was the attributable to new fleet contracts signed during 2020 and increased charging volume and also due to the ongoing recovery from COVID-19.

Network revenue, OEM

Network revenue, OEM, for the three months ended June 30, 2021 increased $0.1 million, or 91%, to $0.3 million compared to $0.1 million due to increased revenue under an OEM agreement related to marketing activities, memberships fees and the breakage of prepaid charging credits.

Ancillary revenue

Ancillary revenue for the three months ended June 30, 2021 increased $0.4 million, or 188%, to $0.6 million compared to $0.2 million for the three months ended June 30, 2020. The increase was primarily the result of period-over-period increases in development revenue and equipment sales, as well as miscellaneous non-charging revenue. Partially offsetting these increases were period-over-period decreases in maintenance revenue.

Regulatory credit sales

Regulatory credits for the three months ended June 30, 2021 decreased $0.3 million, or 28%, to $0.7 million compared to $0.9 million for the three months ended June 30, 2020. The period-over-period decrease was primarily due to lower network throughput during the prior periods in which the regulatory credits were generated, resulting in less regulatory credits that were available for sale. Network throughput during the period October 2020 to December 2020 was significantly impacted by COVID-19 compared to network throughput during the period from October 2019 to December 2019.

Cost of sales

Cost of sales for the three months ended June 30, 2021 increased $1.6 million, or 28%, to $7.5 million compared to $5.9 million for the three months ended June 30, 2020. The increase in cost of sales was due to an increase of $0.9 million in non-energy costs from an increased stall count, $0.4 million in increased cost of equipment sales, and $0.3 million in increased energy and other variable costs due to increased throughput.

Gross loss and gross margin

Gross loss for the three months ended June 30, 2021 improved $0.2 million, or 7%, to $2.8 million compared to $3.0 million for the three months ended June 30, 2020. Gross margin for the three months ended June 30, 2021 improved to negative 58% from negative 100% for the three months ended June 30, 2020 due to the improved leveraging of non-energy related fixed costs.

General and administrative

General and administrative costs for the three months ended June 30, 2021 increased $5.5 million, or 80%, to $12.2 million compared to $6.8 million for the three months ended June 30, 2020. The increase was driven by $4.0 million increase in professional services and $1.5 million due to increased payroll expenses.

Depreciation, amortization and accretion

Depreciation, amortization and accretion expenses increased by $0.1 million, or 4%, and was $2.5 million for the three months ended June 30, 2021 and 2020. The increase was primarily due to higher asset retirement obligation accretion and non-site related depreciation.

Operating loss and operating margin

During the three months ended June 30, 2021, EVgo had an operating loss of $17.6 million, an increase of $5.4 million, or 44%, compared to $12.2 million for the three months ended June 30, 2020. Operating margin for the three months ended June 30, 2021 improved to negative 367% compared to negative 413% for the three months ended June 30, 2020. The deterioration in operating loss and operating margin period-over-period was primarily due to an increase in general and administrative expenses, partially offset by the improvement in gross loss.

Interest expense, related party

Interest expense, related party, for the three months ended June 30, 2021 increased $0.8 million, or 271%, to $1.0 million compared to $0.3 million for the three months ended June 30, 2020. The increase was related to increased borrowings under the LS Power Note entered into in January 2020.

Other income, net

Other income, net, for the three months ended June 30, 2021 decreased $1.9 million, or 92%, to $0.2 million compared to $2.1 million for the three months ended June 30, 2020. The decrease was primarily due to the decrease in income from one of the capital build programs that ended during 2020, partially offset by an unrealized gain on investment.

Net Loss

Net loss for the three months ended June 30, 2021 was $18.4 million, an $8.0 million, or 77%, increase compared to $10.4 million for the three months ended June 30, 2020. The increased net loss was primarily due to the increase in general and administrative expenses and, to a lesser extent, the decrease in other income, net, and the increase in interest expense, related party.

Six Months Ended June 30, 2021 and 2020

The table below presents EVgo’s results of operations and revenue for the six months ended June 30, 2021 and 2020:

		Combined
		Successor
		and
	Successor	Predecessor

	Six months ended June 30		Change
	2021	2020	$	%

	(dollars in thousands)
Revenue	$8,352	$6,745	$1,607	24%
Revenue from related party	562	65	497	760%
Total revenues	8,914	6,810	2,104	31%
Cost of sales	14,288	12,312	1,976	16%
Gross loss	(5,375)	(5,502)	127	2%
General and administrative	23,320	13,657	9,663	71%
Transaction bonus	—	5,316	(5,316)	(100)%
Depreciation, amortization, and accretion	5,055	4,558	497	11%
Operating loss	(33,750)	(29,033)	(4,717)	(16)%
Interest expense, related party	1,915	402	1,513	376%
Interest income	(1)	0	(1)
Other income, related party	—	(342)	342	(100)%
Other income, net	(632)	(3,876)	3,244	84%
Net loss	$(35,032)	$(25,216)	$(9,816)	(39)%

Gross margin	(60.3)%	(80.8)%
Operating margin	(378.6)%	(426.3)%
Network throughput (GWh)	10.2	7.5
Number of DC stalls	1,548	1,376

		Combined
		Successor
		and
	Successor	Predecessor

	Six months ended June 30,		Change
	2021	2020	$	%

	(dollars in thousands)
Revenue
Charging revenue, retail	$4,302	$2,582	$1,720	67%
Charging revenue, OEM	482	834	(352)	(42)%
Charging revenue, commercial	1,037	710	327	46%
Network revenue, OEM	807	214	593	277%
Ancillary revenue	1,043	540	503	93%
Regulatory credit sales	1,243	1,930	(687)	(36)%
Total revenue	$8,914	$6,810	$2,104	31%

Charging revenue, retail

Charging revenue, retail, for the six months ended June 30, 2021 increased $1.7 million, or 67%, to $4.3 million compared to $2.6 million for the six months ended June 30, 2020. Period-over-period growth was due to an overall increase in usage driven primarily by increased charging volume related to the ongoing recovery from COVID-19.

Charging revenue, OEM

Charging revenue, OEM, for the six months ended June 30, 2021 decreased $0.4 million, or 42%, to $0.5 million compared to $0.8 million for the six months ended June 30, 2020. The decrease was primarily driven by the end of one of our OEM programs.

Charging revenue, commercial

Charging revenue, commercial, for the six months ended June 30, 2021 increased $0.3 million, or 46%, to $1.0 million compared to $0.7 million for the six months ended June 30, 2020. The increase was attributable to new fleet contracts signed during 2020 and increased charging volume related to the ongoing recovery from COVID-19.

Network revenue, OEM

Network revenue, OEM, for the six months ended June 30, 2021 increased $0.6 million, or 277%, to $0.8 million compared to $0.2 million due to increased revenue under an OEM agreement related to marketing activities, memberships fees and the breakage of prepaid charging credits.

Ancillary revenue

Ancillary revenue for the six months ended June 30, 2021 increased $0.5 million, or 93%, to $1.0 million compared to $0.5 million for the six months ended June 30, 2020. The increase was primarily due to an increase in miscellaneous non-charging revenue and, to a lesser extent, equipment sales.

Regulatory credit sales

Regulatory credits for the six months ended June 30, 2021 decreased $0.7 million, or 36%, to $1.2 million compared to $1.9 million for the six months ended June 30, 2020. The period-over-period decrease was primarily due to lower network throughput during the prior periods in which the regulatory credits were generated, resulting in less regulatory credits that were available for sale. Network throughput during the period July 2020 to December 2020 was significantly impacted by COVID-19 compared to network throughput during the period from July 2019 to December 2019.

Cost of sales

Cost of sales for the six months ended June 30, 2021 increased $2.0 million, or 16%, to $14.3 million compared to $12.3 million for the six months ended June 30, 2020. The increase in cost of sales during the six months ended June 30, 2021 was due to an increase of $1.3 million in non-energy costs from an increased stall count, $0.5 million from increased cost of equipment sales, replacement costs, and development costs, and $0.2 million in increased energy and other variable costs due to increased throughput.

Gross loss and gross margin

Gross loss for the six months ended June 30, 2021 improved by $0.1 million, by 2%, to $5.4 million compared to $5.5 million for the six months ended June 30, 2020. Gross margin for the six months ended June 30, 2021 improved from to negative 60% to negative 81% for the six months ended June 30, 2020 due to the improved leveraging of non-energy related fixed costs, energy costs, as well as improved ancillary margin.

General and administrative

General and administrative costs for the six months ended June 30, 2021 increased $9.7 million, or 71%, to $23.3 million compared to $13.7 million for the six months ended June 30, 2020. The increase was due to $6.6 million in increased professional services, $2.3 million in increased payroll expenses due to more headcount, and a $0.7 million increase in marketing expenses.

Transaction bonus

There was no transaction bonus awarded during the six months ended June 30, 2021. Transaction bonus for the six months ended June 30, 2020 was $5.3 million, which was awarded to certain eligible employees in conjunction with the LS Power acquisition of EVgo.

Depreciation, amortization and accretion

Depreciation, amortization and accretion expenses for the six months ended June 30, 2021 increased $0.5 million, or 11%, to $5.1 million compared to $4.6 million for the six months ended June 30, 2020. The increase was primarily due to additional amortization expense recognized as a result of the LS Power acquisition of EVgo.

Operating loss and operating margin

During the six months ended June 30, 2021, EVgo had an operating loss of $33.7 million, an increase of $4.7 million, or 16%, compared to $29.0 million for the six months ended June 30, 2020. Operating margin for the six months ended June 30, 2021 improved to negative 379% compared to negative 426% for the six months ended June 30, 2020. The improvement in operating margin period-over-period was primarily due to the leveraging of increased revenue.

Interest expense, related party

Interest expense, related party, for the six months ended June 30, 2021 increased $1.5 million, or 376%, to $1.9 million compared to $0.4 million for the six months ended June 30, 2020. The increase was related to increased borrowings under the LS Power Note entered into in January 2020.

Other income, related party

There was no other income, related party, for the six months ended June 30, 2021 compared to $0.3 million for the six months ended June 30, 2020. The decrease was due to the reclassification of reimbursements received under the NRG Agreement and NEDO Agreement to other income, net, as a result of the LS Power Merger. Following the close of the merger, these entities were no longer related parties.

Other income, net

Other income, net, for the six months ended June 30, 2021 decreased $3.2 million, or 84%, to $0.6 million compared to $3.9 million for the six months ended June 30, 2020. The decrease was primarily due to the decrease in income from one of the capital build programs that ended during 2020.

Net loss

Net loss for the six months ended June 30, 2021 was $35.0 million, a $9.8 million, or 39%, increase compared to $25.2 million for the six months ended June 30, 2020. The increased net loss was primarily due to the increased general and administrative expenses, and, to a lesser extent, the decrease in other income, net, partially offset by the impact of the transaction bonus that was incurred during the six months ended June 30, 2020.

Non-GAAP Financial Measures

This Amended Super 8-K includes the non-GAAP financial measures: “Adjusted Cost of Sales,” “Adjusted Gross Profit (Loss),” “Adjusted Gross Margin,” “EBITDA,” “Adjusted EBITDA” and “Receipts.” EVgo believes these financial measures are useful to investors in evaluating EVgo’s financial performance. In addition, EVgo uses these measures internally to establish forecasts, budgets, and operational goals to manage and monitor its business. Further, due to the nature of certain OEM contracts, there is a significant timing difference between cash receipt and revenue recognition, therefore, EVgo believes Receipts provides valuable insight to the ongoing performance and liquidity of the business. EVgo believes that these non-GAAP financial measures help to depict a more realistic representation of the performance of the underlying business, enabling EVgo to evaluate and plan more effectively for the future. EVgo believes that investors should have access to the same set of tools that its management uses in analyzing operating results.

  Adjusted Cost of Sales, Adjusted Gross Profit (Loss), Adjusted Gross Margin, EBITDA, Adjusted EBITDA and Receipts are not prepared in accordance with GAAP and they may be different from non-GAAP financial measures used by other companies. These measures should not be considered as measures of financial performance or liquidity under GAAP, and the items excluded from or included in these metrics are significant components in understanding and assessing EVgo’s financial performance or liquidity. These metrics should not be considered as alternatives to net income (loss) or any other performance or liquidity measures derived in accordance with GAAP.

Adjusted Cost of Sales, Adjusted Gross Profit (Loss), Adjusted Gross Margin, EBITDA and Adjusted EBITDA. EVgo defines Adjusted Cost of Sales as cost of sales before: (i) depreciation and amortization, (ii) shared-based compensation, and (iii) OEM reimbursement. Adjusted Gross Profit (Loss) is defined as revenues less Adjusted Cost of sales. Adjusted Gross Margin is defined as Adjusted Gross Profit (Loss) as a percentage of revenues. EBITDA as net income (loss) before (i) interest expense, (ii) income taxes and (iii) depreciation and amortization. EVgo defines Adjusted EBITDA as EBITDA plus (i) stock based compensation expense, (ii) loss on disposal of assets and (iii) other unusual or nonrecurring income (expenses) such as bad debt expense.

The following unaudited table presents the reconciliation of net loss, the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2021 and 2020:

		Combined		Combined
		Successor		Successor
		and		and
	Successor	Predecessor	Successor	Predecessor

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020

	(dollars in thousands)
Net loss	$(18,421)	$(10,406)	$(35,032)	$(25,216)
Adjustments:
Depreciation	2,749	2,271	5,230	4,382
Amortization	2,148	2,148	4,295	3,965
Accretion	354	288	683	561
Interest income	(1)	—	(1)	—
Interest expense	1,039	280	1,915	402
State and local taxes	—	(2)	—	6
EBITDA	$(12,132)	$(5,421)	$(22,910)	$(15,900)
Stock option expense	531	243	1,010	464
Loss on disposal of asset	116	114	347	295
Unrealized gain on investment	(175)	—	(577)	—
Bad debt expense	98	40	168	104
Non-recurring costs (1)	553	(9)	1,174	5,307
Adjusted EBITDA	$(11,009)	$(5,033)	$(20,788)	$(9,730)

(1)	Includes non-recurring expense of $5.3 million of transaction bonus costs related to LS Power’s acquisition of EVgo incurred during the six months ended June 30, 2020.

Receipts. We define Receipts, a non-GAAP financial measure, as total revenue plus change in deferred revenue over the same period. Pursuant to the term of certain OEM contracts, we are paid well in advance of when revenue can be recognized according to ASC 606; usually, the payment is tied to the number of stalls that commence operations under the applicable contract arrangement. We believe that Receipts provides investors insight into cash generated from our customers and our periodic performance and liquidity. We use Receipts to monitor and measure our commercial performance, liquidity and growth as our OEM customers pay us in advance for placing stalls in operation and then we recognize a portion of the related revenue over time. The calculation of Receipts for the three and six months ended June 30, 2021 and 2020 is set forth in the table below:

		Combined		Combined
		Successor		Successor
		and		and
	Successor	Predecessor	Successor	Predecessor

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020

	(dollars in thousands)		(dollars in thousands)
Receipts
Total revenues	$4,783	$2,957	$8,914	$6,810
Change in deferred revenue (1)(2)	225	72	20,778	(289)
Total Receipts	$5,008	$3,029	$29,692	$6,521
Year-over-year percentage change in total Receipts	65%		355%

(1)	As presented on or derived from our condensed consolidated statements of cash flows.
(2)	Change in deferred revenue, for the six months ended June 30, 2021, includes the first payment received by EVgo in March 2021 of $20.0 million under one of our OEM agreements.

Liquidity and Capital Resources

EVgo has a history of operating losses and negative operating cash flows. As of June 30, 2021, EVgo had a cash balance of $1.0 million and a working capital deficit of $77.4 million. As of December 31, 2020, EVgo had a cash balance of $7.9 million and a working capital deficit of $43.6 million. The Company’s net cash outflow for the six months ended June 30, 2021 was $6.5 million. On July 1, 2021, EVgo completed its Business Combination and received approximately $572.6 million, net of transaction costs and redemptions. We believe our operating cash flows, together with our cash on hand and the cash obtained as a result of the Business Combination is sufficient to meet our current working capital and capital expenditure requirements for a period of at least twelve months from the date of this Amended Super 8-K.

To date, EVgo’s primary sources of liquidity have been cash flows from operations, government grants, strategic relationships with OEMs and loans and equity contributions from its shareholders, including Vision Ridge Partners and LS Power. EVgo’s primary cash requirements include operating expenses, satisfaction of commitments to various counterparties and suppliers, and capital expenditures (including property and equipment). EVgo’s principal uses of cash in recent periods have been funding its operations and investing in capital expenditures.

Cash flows for the six months ended June 30, 2021 and 2020

		Combined
		Successor
		and
	Successor	Predecessor

	Six months ended
	June 30,
	2021	2020

	(dollars in thousands)
Cash flows used in operating activities	$(1,357)	$(15,757)
Cash flows used in investing activities	(23,341)	(7,734)
Cash flows provided by financing activities	18,185	28,999
Net (decrease) increase in cash and cash equivalents	$(6,513)	$5,508

Operating Activities. Cash used in operating activities for the six months ended June 30, 2021 was $1.4 million compared to cash used in operating activities of $15.8 million during the six months ended June 30, 2020. The period-over-period increase was primarily due to the increased cash flows from deferred revenue of $21.1 million and, to a lesser extent, the increased cash inflows of $2.3 million related to accrued liabilities, partially offset by the increase in net losses incurred of $9.8 million.

Investing Activities. Cash used in investing activities for the six months ended June 30, 2021 was $23.3 million compared to $7.7 million during the six months ended June 30, 2020. The increase was primarily due to purchases of property and equipment of $15.9 million from increased chargers purchased and more charging stations in construction during the six months ended June 30, 2021 compared to the same prior-year period.

Financing Activities. Cash provided by financing activities decreased for the six months ended June 30, 2021 by $10.8 million to $18.2 million compared to $29.0 in the same prior-year period. The decrease was due to payments of $5.5 million on the note payable, related party, the impact of $5.3 million in contributions made in 2020, $1.7 million in payments of deferred offering costs and $1.6 million in decreased cash received for capital build partially offset by $3.3 million in additional proceeds received from the note payable, related party during the six months ended June 30, 2021.

Working Capital. EVgo’s negative working capital as of June 30, 2020 was $77.4 million, compared to $43.6 million as of December 31, 2020. The decrease in working capital was due to the increase in the note payable, related party of $20.4 million and accrued liabilities of $9.4 million.

Off-Balance Sheet Arrangements

EVgo did not have any off-balance sheet financing arrangements at June 30, 2021 or December 31, 2020.

Critical Accounting Policies and Estimates

Our critical accounting policies reflecting our estimates and judgments are described in the notes to our financial statement as of and for the years ended December 31, 2020 included in the Proxy Statement and incorporated by reference in the Super 8-K. There were no significant changes to our critical accounting policies during the six months ended June 30, 2021.

Recent Accounting Pronouncements

For a discussion of EVgo’s new or recently adopted accounting pronouncements, see Note 2 to the Unaudited Condensed Consolidated Financial Statements of EVgo as of and for the three and six months ended June 30, 2021 and 2020 filed as exhibit 99.2 with this Amended Super 8-K.

Internal Control Over Financial Reporting

In connection with the preparation and audit of EVgo’s condensed consolidated financial statements as of and for the six months ended June 30, 2021 and 2020 and its consolidated financial statements as of and for the year ended December 31, 2020, material weaknesses were identified in its internal control over financial reporting. See the subsection titled “Risk Factors —Financial, Tax and Accounting—Related Risks—EVgo has identified material weaknesses in its internal control over financial reporting. If EVgo is unable to remediate these material weaknesses, or if EVgo identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of EVgo’s consolidated financial statements or cause EVgo to fail to meet its periodic reporting obligations” incorporated by reference into the Super 8-K.

Jumpstart Our Business Startups Act of 2012 (“JOBS Act”)

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. Following the Business Combination, the combined company is an “emerging growth company” under the JOBS Act and is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. EVgo elected to delay the adoption of new or revised accounting standards, and as a result, EVgo may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, EVgo’s financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

As an “emerging growth company,” EVgo is not required to, among other things, (a) provide an auditor’s attestation report on its system of internal control over financial reporting, (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies, (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (d) disclose comparisons of the chief executive officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the IPO or until we otherwise no longer qualify as an “emerging growth company.”

Following the Business Combination, the combined company will also be a “smaller reporting company” as defined under the Securities Act and Exchange Act. The combined company may continue to be a smaller reporting company so long as either (i) the market value of shares of its common stock held by non-affiliates is less than $250 million or (ii) its annual revenue was less than $100 million during the most recently completed fiscal year and the market value of shares of its common stock held by non-affiliates is less than $700 million. If the combined company is a smaller reporting company at the time it ceases to be an emerging growth company, the combined company may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, the combined company may choose to present only the two most recent fiscal years of audited financial statements in its Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if the combined company is a smaller reporting company under the requirements of (ii) above, the combined company would not be required to obtain an attestation report on internal control over financial reporting issued by its independent registered public accounting firm.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined in Rule 12b-2 under the Exchange Act. As a result, pursuant to Item 305(e) of Regulation S-K, we are not required to provide the information required by this Item.